February 24, 2000

Fundtech Ltd.
12 Ha'hilazon Street
Ramat Gan 52522, Israel

Ladies and Gentlemen:

           You have asked me to render my opinion as to the matters hereinafter set forth.

           For purposes hereof, I have examined original, photostatic or certified copies of the Amended Memorandum of Association and the Amended and Restated Articles of Association of Fundtech Ltd., an Israeli company (the "Company"), and corporate minutes and records of the Company provided to me by the Company which I have deemed necessary or relevant as a basis for the opinions hereinafter expressed. In such examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and that the documents examined by me are in full force and effect and have not been amended, supplemented or otherwise modified. As to various questions of fact material to the opinions expressed herein, I have relied, without independent investigation, upon the certificates of officers of the Company and public officials.

           I do not opine as to the laws of any jurisdiction other than the State of Israel as the same are in force on the date hereof.

           Based upon and subject to the foregoing, I am of the opinion that the shares to be issued by the Company, upon the exercise of options pursuant to the terms of the Fundtech Ltd. 1999 Employee Option Plan, the Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation, the Fundtech Ltd. 1997 Israeli Share Option Plan, the Fundtech Ltd. 1996 Employee Stock Option Plan for the Employees of Fundtech Ltd. and the Fundtech Ltd. Directors Option Plan (collectively, the "Plans"), have been duly authorized by the Company and, when issued, delivered and paid for in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

           I consent to the filing of this opinion with the Securities and Exchange Commission under the Securities Act of 1933 (as amended) as an exhibit to the Company's Registration Statement on Form S-8 relating to the Plans.

                                                      Very truly yours,

                                                      /s/ Michael S. Hyman

                                                      Michael S. Hyman, Esq.